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                                                                   Exhibit 10.1



                                                                    Page 1 of 7



                              COMMUTATION AGREEMENT

This Agreement is made effective as of September 30, 2004 (the "Commutation Date") by and between PXRE Reinsurance Company, PXRE Reinsurance Ltd. and PXRE Group Ltd. (hereinafter, separately and collectively, referred to as the "Reinsured") and Select Reinsurance Ltd. (hereinafter referred to as the "Reinsurer") and such entities collectively hereinafter, (the "parties").

         WHEREAS, the parties hereto desire to effect a full and final commutation and release of all agreements and other obligations between the parties, whether written or verbal, including without limitation, the reinsurance agreements set forth in Schedule A hereto, (all such contracts and obligations hereunder the "Commuted Contracts"); other than those set forth in Schedule B hereto (the "Non-Commuted Contracts") upon the terms and conditions set forth below:

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. The Reinsurer shall pay to PXRE Reinsurance Ltd., as agent for the Reinsured, upon the Effective Date as defined in Schedule C, the amount of $23,054,154 (hereinafter referred to as the "Funds") for commutation of the Commuted Contracts. The payment of the Funds shall constitute the "Commutation Payment", which amount represents the mutually agreed upon amount to completely discharge all liabilities and obligations of the parties in respect of the Commuted Contracts.

The Commutation Payment shall be affected in accordance with the arrangements set out in Schedule C to this Agreement.

The Reinsured shall, simultaneously with the giving of instructions for the payment referred to in Schedule C, authorize the prompt release to the Reinsurer of all amounts in the United States based Regulation 114 Trust account at JP Morgan Chase, account number 311699 (the "Chase Trust"), in excess of $6,110,665, which is the collateral requirement for the Aggregate Excess of Loss Reinsurance Agreement, dated July 1, 2001, between PXRE Reinsurance Company and Select Reinsurance Ltd. which is listed in Schedule B to this Agreement as a Non-Commuted Contract.

The Reinsured shall, simultaneously with the giving of instructions for the payment referred to in Schedule C, authorize the prompt release to the Reinsurer of all amounts in the Bermuda based Patriot 2002 Trust Account, account number 102-08097 (Bear Stearns) (the Patriot 2002 Trust"), in excess of $22,373,000, which is the collateral requirement for the Specific Retrocessional Aggregate Excess Contract, dated as of June 30, 2001, by and between PXRE Reinsurance Company and Select Reinsurance Ltd. which is listed in Schedule B to this Agreement as a Non-Commuted Contract.

The Reinsured shall, simultaneously with the giving of instructions for the payment referred to in Schedule C, authorize the prompt release to the Reinsurer of all amounts in the Bermuda based Patriot 2004 Trust Account (Appleby Trust (Bermuda) Ltd. client trust account number 1510 803 225) (the "Patriot 2004 Trust"), in excess of $10,000,000, which is the collateral requirement for the Excess of Loss Reinsurance Treaty, dated as of April 1, 2004, by and between PXRE Reinsurance Ltd. and Select Reinsurance Ltd. which is listed in Schedule B to this Agreement as a Non-Commuted Contract.


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                                                                    Page 2 of 7


All payments to the Reinsurer hereunder shall be made by wire transfer to the following account of the Reinsurer.

The Bank of Bermuda Limited
6 Front Street
Hamilton
Bermuda

Account Name: Select Reinsurance Ltd.
Account Number: 1010 730206

2. The Reinsured and Reinsurer do hereby irrevocably and unconditionally release and forever discharge each other, and their affiliates, parents, subsidiaries and other related or associated companies (the "Entities"), and the Entities' officers, directors, agents and shareholders, and their heirs, executors, administrators, successors, predecessors and assigns from all past, present and future obligations, losses, offsets, actions, causes of action, suits, debts, sums of money, accounts, damages, judgments, claims, demands or other liability whatsoever, known or unknown, at law or in equity, in contract or in tort, arising under, or in connection with the Commuted Contracts, including, without limitation, any obligation for loss, loss adjustment expenses, reinsurance premiums due, reinsurer's margin, commutation amounts, termination amounts, profit sharing, adjustments, offsets, taxes and any other obligation which might be claimed or demanded by reason of any matter whatsoever arising out of, or in connection with, the Commuted Contracts; it being the intention of the parties that this release operate as a full and final settlement of each party's current and future obligations and liabilities to the other parties hereto with respect to the Commuted Contracts and discharge of any claim by one party against any other party whatsoever arising out of, or in connection with, the Commuted Contracts. For the avoidance of doubt, this Agreement shall not release, modify or affect any party's obligations under the Non-Commuted Contracts.

3. REPRESENTATIONS AND WARRANTIES. Each of the parties hereto expressly severally warrants and represents to each of the other parties hereto that it is a corporation in good standing in its respective place of domicile; that the execution, giving effect to and performance of its obligations under this Agreement is fully authorized by it; that the person executing this Agreement has the necessary and appropriate authority to do so; that this Agreement constitutes a valid and binding obligation of it (except as limited by applicable bankruptcy or other laws for the protection of debtors); that it derives a benefit and will not assert a lack of benefit by reason of its execution of this Agreement; that there are no existing or pending agreements, transactions or negotiations to which it is a party that would render this Agreement or any part thereof void, avoidable or unenforceable; that there is no authorization, consent or approval of any government or regulatory entity which is required to make this Agreement valid and binding upon it; that no claim or account being paid or settled hereunder has previously been assigned or transferred to another person or entity; that no order has been made or petition presented or other step taken for it to be wound up or for the appointment of a liquidator, provisional liquidator, receiver, administrator or other like office holder under the laws of any jurisdiction whatsoever; and that the execution, giving effect to and performance of its obligations under, this Agreement does not contravene or fail to comply with a direction given by any governmental authority having regulatory authority over it.

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                                                                    Page 3 of 7


4. GOVERNING LAW. This Agreement shall be interpreted under and be governed by the laws of New York, without regard to any choice of law principles that would apply the law of any other jurisdiction.

5. ENTIRE AGREEMENT. This Agreement shall constitute the entire Agreement between the parties with respect to the commutation of the Commuted Contracts and may not be amended orally or in writing except by written addendum signed by each of the parties hereto.

6. NO THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and shall inure solely to the benefit of the parties hereto and their respective assigns; it being the intent of the parties not to create any third party beneficiaries hereunder.

7. NO RELIANCE. The parties acknowledge that they have entered into this Agreement in reliance upon their own independent investigation and analysis and not on the basis of any representation or warranty by the other parties hereto other than those representations and warranties set forth above.

8. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, but all of which shall constitute one and the same Agreement.

9. NO WAIVER. The failure of the parties to enforce any provision of this Agreement shall not be construed as a waiver of such provision or any other provision of this Agreement. No waiver of any provision of this Agreement shall be deemed a waiver of any of its other terms, nor shall such waiver constitute a continuing waiver.

10. ILLEGALITY. In the event that any part of this Agreement should for any reason become or be found to be null, void, illegal or otherwise unenforceable, it shall be struck out to the extent that it is so null, void, illegal or unenforceable in the jurisdiction or jurisdictions affected, and the remaining provisions of this Agreement shall remain in full force and effect; provided that the part struck does not leave any of the parties without the essence of their bargain and if so, the parties shall negotiate in good faith to replace such part with provisions that will restore such essential bargain. In the event that any court of competent jurisdiction renders a final, non-appealable order or ruling declaring this Agreement null and void in its entirety, it is mutually agreed by the Reinsured and the Reinsurer that this Agreement shall be immediately rescinded and that each of the parties hereto shall be restored to the position it was in just prior to the making of this Agreement.


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                                                                    Page 4 of 7


IN WITNESS WHEREOF, the Reinsurer and the Reinsured have caused this Agreement to be executed by their duly authorized representatives.


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PXRE REINSURANCE LTD.                        SELECT REINSURANCE LTD.

By: /s/ Robert P. Myron                      By:  /s/ Brant Kizer
    -------------------------------               -----------------------------
Title: SVP & CFO                             Title: President
Date:  October 20, 2004                      Date:  October 19, 2004

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PXRE REINSURANCE COMPANY

By: /s/Bruce J. Byrnes
    -------------------------------
Title: General Counsel
Date:  October 20, 2004

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PXRE GROUP LTD.

By: /s/  Robert P. Myron
    -------------------------------
Title: SVP and Treasurer
Date:  October 20, 2004

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                                                                    Page 5 of 7


                                   SCHEDULE A

                         SCHEDULE OF COMMUTED CONTRACTS


1. Amended And Restated Facultative Obligatory Quota Share Retrocessional Agreement by and between Select Reinsurance Ltd., PXRE Reinsurance Company and PXRE Reinsurance Ltd. dated October 1, 1997 and all amendments, addendums and letter agreements related thereto;

2. Variable Quota Share Retrocessional Agreement by and between Select Reinsurance Ltd., PXRE Reinsurance Company and PXRE Reinsurance Ltd. dated April 1, 1997 and all amendments, addendums and letter agreements related thereto;

3. Aggregate Excess of Loss Retrocessional Reinsurance Agreement, dated as of February 19, 2001, by and between PXRE Reinsurance Ltd, and Select Reinsurance Ltd. (aka, the Kemper Contract);

4. The Specific Retrocessional Quota Share Agreement, dated as of January 1, 2004, by and between PXRE Reinsurance Ltd. and Select Reinsurance Ltd. (aka, the Amlin Contract);

5. Specific Retrocessional Aggregate Excess Contract, dated as of January 3, 2002, by and between PXRE Reinsurance Company and Select Reinsurance Ltd. (aka, the 2002 Tower Contract)

6. Section A of the Reinsurance Contract between Select Reinsurance Ltd. and PXRE Group Ltd., dated as of June 29, 2000, covering Realm National Insurance Company Treaty and Royal Insurance Co. Risk Excess
         Treaty;

7. Section A of the Reinsurance Contract between Select Reinsurance Ltd. and PXRE Group Ltd., dated of June 29, 2000, covering the Royal Insurance Treaty and Kemper Aggregate Treaty.

8. Retrocession contract, by and between PXRE Reinsurance Company and Select Reinsurance Ltd., dated July 10, 2001, and all amendments, addendums and letter agreements thereto;

9. Retrocession contract, by and between PXRE Reinsurance Company and Select Reinsurance Ltd., dated January 1, 2002, and all amendments, addendums, and letter agreements thereto;

10. Retrocession contract, by and between PXRE Reinsurance Ltd. and Select Reinsurance Ltd., dated January 1, 2003 and all amendments, addendums and letter agreements thereto.






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                                                                    Page 6 of 7


                                   SCHEDULE B

                       SCHEDULE OF NON-COMMUTED CONTRACTS

1. Excess of Loss Reinsurance Treaty, dated as of April 1, 2004, by and between PXRE Reinsurance Ltd. and Select Reinsurance Ltd.;

2. Specific Retrocessional Aggregate Excess Contract, dated as of June 30, 2001, by and between PXRE Reinsurance Company and Select Reinsurance Ltd. (aka, the 2001 Tower Contract)

3. Aggregate Excess of Loss Reinsurance Agreement, dated July 1, 2001, between PXRE Reinsurance Company and Select Reinsurance Ltd.




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                                                                    Page 7 of 7

                                   SCHEDULE C

                               COMMUTATION PAYMENT

1. The effective date of all payments referred to in this Schedule, which together constitute the Commutation Payment, shall be October 26, 2004.

2. The Reinsurer and to the extent required, the Reinsured, shall provide instructions to the Trustees of the Chase Trust, Patriot 2002 Trust and Patriot 2004 Trust, as required, to facilitate the payments referred to below.

3. PXRE Reinsurance Company, as beneficiary, shall withdraw the sum of $19,000,000 from the Chase Trust by wire transfer to the account indicated below.

4. PXRE Reinsurance Ltd., as beneficiary, shall withdraw the sum of $449,511 from the Patriot 2002 Trust by wire transfer to the account indicated below.

5. PXRE Reinsurance Ltd., as beneficiary, shall withdraw the sum of $3,000,000 from the Patriot 2004 Trust by wire transfer to the account indicated below.

6. The Reinsurer shall pay PXRE Reinsurance Ltd., as agent for the Reinsured, the sum of $604,643. Payment shall be made by wire transfer to the account indicated below.

         Credit To:                         JP Morgan Chase
                                            270 Park Avenue
                                            New York, NY 10017
                                            ABA #:  021000021
         Further Credit to:                 JPMorgan Chase Bank, New York
                                            PXRE REINSURANCE LTD.
                                            PXRE House
                                            110 Pitts Bay Road
                                            Pembroke HM 08
                                            Bermuda
         DDA Account                        323-957-080